Exhibit (a)(1)(E)

OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
of
BioLok International Inc. at
$2.15 Net Per Share
by
Tumbler Merger Corp.
a wholly-owned subsidiary of
Tumbler Holdings, Inc.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated September 25, 2006 (which, together with any amendments or supplements thereto, collectively constitute the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Tumbler Merger Corp., a Delaware corporation (the “Offeror”) and wholly-owned subsidiary of Tumbler Holdings, Inc., a Delaware corporation (the “Parent”), to purchase for cash all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of BioLok International Inc., a Delaware corporation (the “Company”). The Offer is being made in connection with the Agreement and Plan of Merger, dated September 7, 2006, by and among the Offeror, the Parent and the Company (as it may be amended from time to time, the “Merger Agreement”). We are the holder of record of the Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1. The tender price is $2.15 per Share (or any higher price per share that is paid in the Offer), net to you in cash without interest thereon, less any required withholding taxes;

2. The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, on October 23, 2006, unless the Offer is extended pursuant to the Merger Agreement (as extended, the “Expiration Date”);

3. The Offer is conditioned upon, among other things: (i) there being validly tendered in accordance with the terms of the Offer and not withdrawn a number of Shares of the Company which, together with the Shares then owned by the Parent and its subsidiaries (including the Offeror) (if any), represents at least 50.01% of all outstanding Shares; (ii) no governmental authority is challenging the acquisition by the Offeror or Parent of any Shares, (iii) no governmental authority is seeking to restrain or prohibit the consummation of the Offer or the Merger; (iv) no stockholder of the Company who is a party to the Stockholders Support Agreement (as defined in the Offer to Purchase) has breached the Stockholders Support Agreement in any material respect; (v) none of the representations and warranties of the Company set forth in the Merger Agreement (A) shall not have been true and correct as of the date of the Merger Agreement or (B) except with respect to representations and warranties made as of a particular date are not true and correct on and as of the scheduled expiration date of the Offer to Purchase with the same force and effect as if made on and as of such date, except where the failure to be true and correct has not had and would not reasonably be expected to have a material adverse effect; (vi) there shall not have occurred and be continuing (A) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange in the United States or the Nasdaq Stock Market’s National Market (other than a shortening of trading hours or any trading halt triggered solely as a result of a specified increase or decrease in a market index), or (B) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (vii) the Company shall not have failed to perform any agreement, covenant or obligation of the Company to be performed or complied with by it, except where the failure to so perform would not have a material adverse effect; (viii) since the date of the Merger Agreement, there shall not have occurred and be continuing any event, change or development that, individually or in the aggregate, has had or reasonably would be expected to have a material adverse effect on the Company; and (ix) the Merger Agreement shall not have been terminated in accordance with its terms. If any of these conditions is not satisfied at or prior to the scheduled expiration of the Offer, the Offeror (a) will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, pay for Shares that are tendered in the Offer, and (b) may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, the payment for, any Shares that are tendered in the Offer. The Parent or the Offeror may waive any of the conditions to the Offer, except for the condition described in clause (i) above, which may be waived only with the prior written consent of the Company. The Offer is not conditioned upon the Parent or the Offeror obtaining financing; and

4. Any stock transfer taxes applicable to the sale of the Shares to the Offeror pursuant to the Offer will be paid by the Offeror, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to, and tenders will not be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Payment for the Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Interwest Transfer Company, Inc. (the “Depositary”) of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instruction Form with Respect to
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
BIOLOK INTERNATIONAL INC.
By TUMBLER MERGER CORP.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated September 25, 2006 (the “Offer to Purchase”), and the related Letter of Transmittal, in connection with the offer by Tumbler Merger Corp. to purchase all outstanding shares of common stock, par value $0.01 per share, of BioLok International Inc.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

SIGN HERE
Number of Shares to be Tendered

Shares*

Signature(s)

Name(s)

Dated , 2006.

Address(es)

(Zip Code)

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.

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